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                                                                     EXHIBIT 5.1

                          [BRYAN CAVE LLP LETTERHEAD]


                                January 11, 1999



Board of Directors
White Electronic Designs Corporations
3601 E. University Drive
Phoenix, Arizona 85034

Gentlemen:

     At your request, this letter relates to the Registration Statement on Form S-8 (the "Registration Statement") filed by White Electronic Designs Corporation, an Indiana corporation (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to an aggregate of 2,400,000 shares of the Company's common stock, stated value $.10 per share (the "Shares"), to be issued under the Electronic Designs, Inc. 1987 Stock Option Plan (the "Plan").

     In connection therewith, we have examined and relied as to matters of fact upon the Registration Statement, originals or copies certified to our satisfaction of the Amended and Restated Articles of Incorporation of the Company and the Amended and Restated Code of By-Laws of the Company, certificates of public officials, statements and certificates of officers of the Company, proceedings of the Board of Directors of the Company and such other corporate records, documents, certificates, opinions and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

     In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon representations of the Company in the Registration Statement, certificates or comparable documents of officers of the Company and of public officials. Our examination of matters of law has been limited to the Indiana Business Corporation Law.

     Based upon the foregoing, and in reliance thereon and subject to the qualifications and limitations stated herein, it is our opinion that the Shares to be issued pursuant to the Plan will have been duly authorized and legally issued and will constitute fully paid and non-assessable shares of common stock of the Company when issued in accordance with the Plan. This opinion is being provided solely to the Company and may not be relied upon by any other

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Board of Directors
January 11, 1998
Page 2


person. This opinion relates only to the number of shares set forth above.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                   Very truly yours,

                                   /s/ Bryan Cave LLP

                                   BRYAN CAVE LLP